MOTLEY FOOL ASSET MANAGEMENT, LLC
MOTLEY FOOL WEALTH MANAGEMENT, LLC

JOINT CODE OF ETHICS

Section I         Statement of General Fiduciary Principles

This Joint Code of Ethics (the "Code") has been adopted by Motley Fool Asset Management, LLC, ("MFAM"), and Motley Fool Wealth Management, LLC (“MFWM”) (each an “Adviser,” and together “Advisers”)1 The purpose of the Code is to establish standards and procedures to prevent and detect activities by which persons with knowledge of the investments and investment intentions of an Adviser could abuse their fiduciary duties to clients and to deal with other types of conflicts of interest.

The Code is based upon the principle that the officers, managers and personnel of each Adviser owes a fiduciary duty to its respective Clients (as defined below) to conduct their personal securities transactions in a manner that does not interfere with any Client's transactions or otherwise take unfair advantage of their relationship with any other Client. All employees of the Advisers are expected to fully understand and adhere to this general principle as well as comply with all the provisions of this Code that apply to them.

Technical compliance with the Code will not automatically insulate any person from scrutiny of transactions that may show a pattern of compromise or abuse of the individual's fiduciary duties to Clients. Accordingly, all Supervised Persons (as defined below) must seek to identify and mitigate, and where practical avoid, any conflicts between their personal interests and the interests of Clients. In sum, all Supervised Persons shall place the interests of Clients before their own personal interests.

Every Supervised Person must read and retain this Code, recognize that he or she is subject to its provisions, and comply with all applicable Federal Securities Laws (as defined below). If you have any questions about this Code, you should discuss them with the Chief Compliance Officer (“CCO”) or his designee, or General Counsel.

Although the Code is intended to provide every Supervised Person with guidance and certainty as to whether certain actions or practices are permissible, it does not cover every potential conflict you may face. In this regard, the Advisers also maintain other compliance policies and procedures that may apply to a Supervised Person’s specific responsibilities and duties (including, among others, the Code of Foolish Conduct, Policies and Procedures to Prevent and Detect Misuse of Material Non-Public Information, and Trade Error Procedures). These other policies and procedures are available to all Supervised Persons on the network shared drive or Intranet. In the event that any provisions of this Code conflict with any other policy or procedure, the provisions of this Code shall control. The Advisers shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

[1]	Each Adviser has adopted the Code in compliance with Rule 204A-1 ("Rule 204A-1") under the Investment Advisers Act of 1940 (the "Advisers Act").

Section II         Covered Persons

Subject to their general duty to place Clients’ interests before their own personal interest, individuals may have different obligations under this Code, depending upon their respective roles and access to sensitive information.

Personnel of the Advisers fall into two categories, each with its own set of responsibilities:

(A)	"Supervised Persons”[2] are

(1) Officers, managers (or other persons occupying a similar status or performing similar functions) and employees (a) of an Adviser, or (b) of a company in a control relationship to an Adviser who regularly perform services for an Adviser; and

(2) any other person who is subject to an Adviser's supervision and control.

(B) “Access Persons"3 are

(1) Supervised Persons

(i)     who have access to nonpublic information regarding any Client's purchase or sale of Securities (including, among other things, the writing of an option to purchase or sell a Security) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below), Model Portfolio (as defined below) or Client account; or

(ii)    who are involved in making Securities recommendations, or have access to such recommendations, that are nonpublic; or

(iii)   who in connection with their regular functions or duties make, participate in, or obtain information regarding an open or intended order for the purchase or sale of any Security on behalf of a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

(C)  The CCO, in consultation with General Counsel, shall maintain lists of individuals whose duties make them Supervised Persons and Access Persons and shall periodically inform them of their respective applicable statuses. The CCO or General Counsel shall promptly notify an individual upon any change in that person’s status. In addition, all Supervised Persons have an obligation to provide notice to the CCO on a timely basis if there is a change to their duties, responsibilities or title that they believe may affect their reporting status under this Code.

[2]	The specific obligations of Supervised Persons are described in Section IV

[3]	The specific obligations of Access Persons are described in Section V(A) (subject to the exceptions of V(C)), VI, and VII.

 (D) Notwithstanding the foregoing, personnel of an Adviser, or any of their affiliates shall not be considered to be Access Persons by virtue of receiving information about their respective personal portfolios, or recommendations regarding Securities, as part of an ordinary relationship with an Adviser as a Client.

Section III         Definitions.

(A)	"Automatic Investment Plan" means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.4

(B)	"Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and for purposes of this Code shall be deemed to include, without limitation, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including (among other things) any such interest that arises as a result of:

(1)     a general partnership interest in a general or limited partnership, or a manager/member interest in a limited liability company;

(2)     an interest as a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in Securities;

(3)     a right to dividends that is separated or separable from the underlying Security;

(4)     a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and

(5)     a performance related advisory fee (other than an asset based fee).5

You do not have Beneficial Ownership of Securities held by a corporation, partnership, limited liability company, or other entity in which you hold an equity interest unless you control (as defined below) the entity or you have or share investment control over the Securities held by the entity.

(C)	"Chief Compliance Officer" (“CCO”), means the chief compliance officer of the Advisers or his designee or the General Counsel of each applicable Adviser.

[4]	A dividend reinvestment plan ("DRIP") is considered to be an Automatic Investment Plan to the extent that transactions are made automatically in accordance with a predetermined schedule and allocation.

[5]	Beneficial Ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.

(D)	"Client" means any person for whom or which an Adviser serves as an "investment adviser" within the meaning of Section 202(a)(11) of the Advisers Act.

(E)	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, within the meaning of Section 2(a)(9) of the 1940 Act.

(F)	"Covered Security" means any Security (as defined below) other than:

(1)   a direct obligation of the Government of the United States;

(2)   a banker’s acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement;

(3)   shares issued by money market funds; or

(4)   shares of open-end investment companies (other than exchange-traded funds ("ETFs") or Reportable Funds, as defined below) registered under the 1940 Act.

(G)	“Discretionary Account” means an account over which the Access Person does not directly or indirectly exercise any influence or control. For example, a Discretionary Account may include a trust account over which a trustee has management authority, or a separately managed account over which a third-party investment manager has discretionary investment authority. Generally, in order for these types of accounts to qualify as Discretionary Accounts, the Access Person should not direct or suggest purchases or sales of any investments, or consult with the trustee or third-party investment manager (on an ongoing basis beyond the initial account set-up) as to the particular allocation of investments.[6]

(H)	"Federal Securities Laws" means the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Jumpstart Our Business Startups Act of 2012, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(I)	"Fund" means an investment company registered under the 1940 Act.

(J)	"Initial Public Offering" means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(K)	"Limited Offering" means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or Rule 504, Rule 505, or Rule 506 thereunder. For the avoidance of doubt, “Limited Offering” may include, but is not limited to, hedge fund, private equity fund and other similar investment fund offerings.

[6]	An Access Person will not be deemed to exercise direct or indirect influence or control over a Discretionary Account because: (i) the Access Person engages in discussions in which a trustee or investment managers summarizes, describes or explains account activity to the Access Person; or (ii) the Access Person may place certain securities on (or remove them from) a restricted list.

(L)	“Model Portfolio” means model portfolios maintained and used by MFWM to create separately managed accounts for its Clients.

(M)	“Personal Account” means any account owned by, or in the name of, an Access Person in which Covered Securities may be held or any such account in which an Access Person has a Beneficial Interest in Covered Securities.

(N)	"Reportable Fund" means: (1) any Fund for which MFAM serves as an investment adviser or sub-adviser; or (2) any Fund whose investment adviser controls an Adviser, is controlled by an Adviser, or is under control with an Adviser.

(O)	"Security" includes all stock, debt obligations and other securities and similar instruments of whatever kind (whether publicly or privately traded), including any warrant or option to acquire or sell a security, listed American Depositary Receipts (e.g., ADRs), and Reportable Funds. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security or index of Securities (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (1) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (2) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative. For the avoidance of doubt and pending SEC guidance to the contrary, cryptocurrencies are not deemed “securities” [7] for purposes of this Code; provided, however, that regular trading in cryptocurrencies for speculative purposes is subject to the reporting requirements found in Section VIII(B) (Outside Business Activities).[8]

(P)	A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any questions regarding the application of these terms should be referred to, and addressed by, the CCO or compliance staff.

[7]	On July 25, 2017, the SEC provided initial guidance on its views regarding whether tokens issued in “Initial Coin Offerings” (ICO’s) are “securities” under Section 2(a)(1) of the Securities Act of 1933 (and the nearly identical definition under Section 3(a)(10) of the Securities Exchange Act of 1934). The SEC determined that tokens sold in ICOs may qualify as securities under certain conditions. A detailed discussion of the SEC’s legal analysis is beyond the scope of this Code, but can be found at https://www.sec.gov/litigation/investreport/34-81207.pdf.

[8]	If you have any questions regarding whether your transactions in cryptocurrencies constitutes “regular trading for speculative purposes” that is reportable under Section VIII(B) of this Code, you should discuss them with the CCO or his designee, or a member of the Legal team.

Section IV         Objective and General Prohibitions for Supervised Persons

(A)	Although certain provisions of this Code apply only to Access Persons, all Supervised Persons must conduct their personal activities in accordance with the standards set forth in Sections I, IV and VIII of this Code.

i.	A Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments made on behalf of a Client.

ii.	Supervised Persons may not use information concerning the investments or investment intentions of an Adviser, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Client.

iii.	Disclosure by a Supervised Person of such information to any person outside of the course or scope of the responsibilities of the Supervised Person to a Client, or an Adviser will be deemed to be a violation of this prohibition.

(B)	Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by or for a Client. In this regard, Supervised Persons should recognize that applicable law generally provides that it is unlawful for an Adviser or any Supervised Person in connection with the purchase or sale of a Security held or to be acquired by a Client to:

(i)	employ any device, scheme, or artifice to defraud a Client;

(ii)	make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(iv)	engage in any manipulative practice with respect to a Client.

(C)	Employees of the Advisers should also recognize that violating this Code (or the underlying applicable law) may result in: (1) sanctions as provided by Section X below; or (2) administrative, civil, and, in certain cases, criminal fines, sanctions, or penalties.

Section V         Prohibited Transactions and Pre-Clearance for Access Persons9

(A)	Unless one of the exceptions set out in Section V(C) below applies, Access Persons must pre- clear all transactions that would result in them acquiring or selling a direct or indirect Beneficial Ownership in a:

[9]	The prohibitions of this Section V apply to Covered Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Covered Securities and Covered Securities acquired directly from an issuer, except to the extent that one of the exceptions from the prohibitions set forth in Section V(C) is applicable.

a.	Covered Security;

b.	Initial Public Offering;

c.	Limited Offering/Private Placement

(B)	Access Persons must report to the Advisers any transaction precleared (or required to be pre- cleared) according to the rules laid out in Section VI.

(C)	Exceptions:

The prohibitions of this Section V do not apply to:

(1)	Purchases that are made via an Automatic Investment Plan (however, this exception does not apply to optional cash purchases pursuant to a DRIP);

(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its Covered Securities (if such rights are acquired from such issuer), and the exercise of such rights;

(3)	Involuntary (i.e., non-volitional) purchases, sales, and transfers of Covered Securities; and

(4)	Transactions in the Motley Fool Holdings, Inc. stock.

Section VI         Pre-clearance Procedures

(A)	Obtaining Pre-Clearance.

All Access Persons seeking pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section V above must obtain such pre-clearance from the Chief Compliance Officer or a person who has been authorized by the Chief Compliance Officer to pre-clear transactions (each a "Clearing Officer"). A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such pre- clearance from another Clearing Officer (or, if that person is not available, from the Chief Compliance Officer or General Counsel).

(i)	Requests for pre-clearance must be submitted to the Clearing Officer or his or her designee.

(ii)	Upon receipt of the request for pre-clearance, the Clearing Officer or his designee will determine if:

a.	An Adviser has any open orders for a Covered Security;

b.	MFWM has changed the allocation of a Covered Security in a model portfolio and has not yet received notice that the transactions necessary to implement that change have been executed; or

c.	the Covered Security is on the Restricted List maintained by the Legal Department on behalf of an Adviser.

If any of the preceding criteria applies, the Access Person will be denied clearance to trade in that Covered Security and must resubmit the request at a later date unless the Chief Compliance Officer determines otherwise.

(B)	Time of Clearance.

(1)	An Access Person may pre-clear trades only where such person has a present intention to affect a transaction in the Security for which pre-clearance is sought.

(a)    It is not appropriate for an Access Person to obtain a general or open- ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments.

(b)    Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

(2)	Pre-clearance of a trade shall be valid and in effect through the close of business the day following the day upon which pre-clearance was granted (if the security is thinly traded, pre-clearance is good for seven days);

(a)    Notwithstanding the foregoing, a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer (and receive new pre-clearance) before proceeding with such transaction.

(b)    The Chief Compliance Officer or Compliance staff has discretion to either extend or reduce the time period that pre-clearance is valid, and the Chief Compliance Officer or Compliance staff will document any exception to the pre-clearance period, including (among other things) a description of the relevant facts and circumstances for any exception

(C)	Form.

Pre-clearance must be obtained by (i) completing the form prescribed by the Advisers for Pre-clearance for Personal Securities Transactions, which form shall set forth the details of the proposed transaction, and (ii) obtaining the written approval (including by email) of a Clearing Officer.

(D)	Filing.

Copies of all completed pre-clearance forms shall be retained electronically or in such other location that the Chief Compliance Officer, or Compliance staff shall designate.

(E)	Factors Considered in Pre-Clearance of Personal Transactions.

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to pre- clear a proposed transaction:

(1)	Whether the amount or nature of the transaction, or the identity of the person making it, is likely to affect the price or market for the Covered Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client;

(3)	Whether the transaction is likely to adversely affect a Client; and

(4)	Whether the transaction may otherwise create an appearance of impropriety.

(F)	Monitoring of Personal Transactions After Pre-Clearance.

The Chief Compliance Officer or Compliance Staff shall periodically monitor each Access Person's transactions to ascertain whether pre-cleared transactions have been executed within the time period for pre-clearance and whether such transactions were executed in the specified amounts.

(G)	Requirements for All Personal Accounts

Generally, an Access Person may maintain a Personal Account with the financial firm of his or her choice, provided the firm is able to provide copies of the Access Person’s account statements to the Chief Compliance Officer or Compliance Staff and such statements are being provided. However, the Chief Compliance Officer (in consultation with the General Counsel) may require any Access Person to maintain Personal Accounts with specified firms or prohibit any Access Person from maintaining a Personal Account with a specified firm.

(H)	Alternative Mechanisms

The Chief Compliance Officer or Compliance Staff may establish alternative mechanisms for the pre-clearance set out in this Section VI.

Section VII         Certifications and Reports by Access Persons10

(A)	Initial Certifications and Initial Holdings Reports.

[10]	The reporting requirements of this Section VII apply to Covered Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Covered Securities and Covered Securities acquired directly from an issuer, and short sales of Covered Securities, except to the extent that one of the exceptions from the reporting requirements applies.

Within ten (10) days after a person becomes an Access Person, except as provided in Section VII (D), such person shall complete and submit to the Chief Compliance Officer or Compliance Staff an Initial Certification and Holdings Report. The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)	Quarterly Transaction Reports.

(1)	Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer or Compliance Staff of all transactions in Covered Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a "Quarterly Transaction Report."

(2)	Except as provided in Section VII (D), a Quarterly Transaction Report shall be on the form prescribed by the Advisers and must contain the following information with respect to each reportable transaction:

(i)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)	Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

(iii)	Name of the broker, dealer, or bank with or through whom the transaction was effected;

(iv)	Date that the Access Person submitted the Quarterly Transaction Report; and

(v)	A confirmation from the brokerage firm showing the transaction was completed.

(3)	A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

(C)	Annual Certifications and Annual Holdings Reports.

Annually, by January 30 of each year, except as provided in Section VII (D), each Access Person shall complete and submit to the Chief Compliance Officer or Compliance Staff an Annual Certification and Holdings Report on the form prescribed by the Advisers. The information contained therein must be current as of a date no more than 45 days before the Annual Certification and Holding Report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)	An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any Covered Securities held in an account over which the Access Person does not have, directly or indirectly, Beneficial Ownership.

(2)	An Access Person need not report Covered Securities held in Discretionary Accounts. However, the Chief Compliance Officer or Compliance staff may request a signed statement from the third-party trustee or manager certifying that he/she had full discretion for the Discretionary Account. In addition, the Chief Compliance Officer or Compliance Staff may periodically request that an Access Person provide transaction or holding reports. An Access Person relying on this exception must provide the Chief Compliance Officer or Compliance Staff with a certification annually.

(3)	An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan.

(4)	Statements.

(a)     In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer or Compliance Staff to be sent duplicate statements for all Personal Accounts through which transactions in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the Chief Compliance Officer or Compliance Staff receives the account statements no later than thirty (30) days after the end of the calendar quarter.

(b)     Notwithstanding the foregoing, an Access Person must submit a Quarterly Transaction Report for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Covered Security if such transaction was not in a Personal Account for which duplicate statements are being sent.

(c)     Access Persons who provide duplicate statements to the Chief Compliance Officer or Compliance staff for their Personal Accounts will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such statements reflect all transactions in Covered Securities required to be reported by them hereunder. The Chief Compliance Officer or Compliance Staff will review these statements to ascertain compliance with this Code.

(E)	Any Access Person relying on this Section VI(D)(6) shall be required to certify as to the identity of all Personal Accounts through which Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held. In addition, it is the responsibility of the Access Person to confirm that all duplicate statements have been delivered to the Chief Compliance Officer or Compliance Staff in a timely manner.

(F)	The Chief Compliance Officer or Compliance Staff may establish alternative mechanisms for the reporting set out in this Section VII.

(G)	Each Access Person must take the initiative to comply with the requirements of this Section VII. Any effort by an Adviser, to facilitate the reporting process does not change or alter that responsibility.

Section VIII         Additional Prohibitions

(A)	Confidentiality of Client Transactions.

1.     Until disclosed in a public communication to shareholders, to the SEC, or otherwise in accordance with any policies regarding the selective disclosure of portfolio holdings, all information concerning the Securities held by or being considered for purchase or sale by a Reportable Fund shall be kept confidential by all Supervised Persons.

2.     All information concerning the Securities held by or being considered for purchase or sale for the Model Portfolios or any Client shall be kept confidential by all Supervised Persons, or, with respect to the Model Portfolios, until publicly disclosed.11

3.     In addition to portfolio information, all non-public personal information about Clients and potential clients shall be kept confidential in accordance with each Adviser’s Privacy Policy. For the avoidance of doubt, “Client” includes all employees of the Advisers or their affiliates that are clients of MFWM or shareholders of a Reportable Fund.

(B)	Outside Business Activities, Relationships and Directorships.

Supervised Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Advisers or any Client.12 Similarly, no such outside business activities or relationships may be inconsistent with the interests of the Advisers or any Client. Supervised Persons must submit a request pre-clearance of any outside business activity. Supervised Persons are not permitted to: (a) engage in any other financial services business for profit; (b) be employed or compensated by any other business for work performed; (c) have a significant equity interest (e.g. >5%) in any other financial services business or; (d) serve as a director or officer of any public or private company, including investment committee of any organization without prior approval of the President. The President will review the activity in consultation with the CCO and General Counsel, if necessary. Supervised Persons must pre-clear all outside business activity by completing the Conflicts Questionnaire. Supervised Persons will be required to certify their outside business activity annually and are required to update the information contained in the Conflicts Questionnaire, should the information contained therein be materially inaccurate.

(C)	Gratuities.

Supervised Persons are prohibited from accepting cash; and shall not, directly or indirectly, take, accept, receive or give gifts or other consideration in merchandise, services or otherwise valued in excess of $100, except: (1) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, where the giver or a representative is present, do not influence or give the appearance of influencing the recipient and cannot reasonably be viewed as a bribe, kickback or payoff; and (2) business-related gifts of nominal value.

[11]	Of course, nothing in this Joint Code of Ethics shall prevent an Adviser or any Supervised Persons from disclosing a Client’s holdings to that Client in the ordinary course of business and discussing with the Adviser personnel as part of the Adviser’s business.

[12]	Regularly trading in cryptocurrencies for speculative purposes constitutes a reportable outside business activity for purposes of this Section VIII(B).

(D)	Relationship with The Motley Fool

The Advisers’ relationships with The Motley Fool, LLC and other affiliates engaged in publishing information or analysis about securities ("The Motley Fool"), pose challenges in our industry. To protect the reality and appearance of integrity, neither a Supervised Person nor an Adviser may:

1.	Seek information about securities or investments from The Motley Fool that has not been made publicly available ("Fool Information");

2.	Use or pass on Fool Information for the benefit of an Adviser, its Clients, its Access Persons, or its investors;

3.	Seek to influence The Motley Fool, its employees, agents, affiliates, contractors, directors, or stockholders (“Fool Persons”) to publish information or analysis for the purpose of influencing the market for any security;

4.	Disclose any material nonpublic information of the Advisers, or their Clients, especially including Client holdings or Securities being considered for purchase or sale, to The Motley Fool, except as part of a public disclosure authorized by the President, General Counsel, Chief Compliance Officer, or Compliance staff (e.g., as part of a public disclosure of mutual fund holdings); but

5.	Notwithstanding the foregoing, an Adviser and its employees may disclose Client information to Fool Persons for the purpose of having them perform services on an Adviser's behalf. In addition, nothing in this Code shall prevent an Adviser, its employees, or its agents from disclosing to a Client who is a Fool Person any of such Client’s portfolio information.

For further guidance regarding actions or practices that are permissible and prohibited, please see The Motley Fool Holdings Code of Foolish Conduct.

Section IX         Certification by Access Persons

The certifications of each Access Person required pursuant to Section VII shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it. Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.

Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide the Adviser with a written acknowledgment of the receipt of the Code and any amendment.

Section X         Sanctions

Any violation of this Code shall be subject to such sanctions by an Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 204A-1 and this Code. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by a Client and the more advantageous price paid or received by the offending person.

Section XI         Reporting of Violations

Every Supervised Person must immediately report any violation of this Code to the Chief Compliance Officer or, in the Chief Compliance Officer's absence, the General Counsel of the applicable Adviser. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not retaliate against any Supervised Person who reports a violation of this Code in good faith and any retaliation constitutes a further violation of this Code. For additional information regarding the Advisers’ “whistleblower” protections, please see The Motley Fool Holdings Code of Foolish Conduct. The Chief Compliance Officer will keep records of any violation of this Code, and of any action taken as a result of the violation.

Section XII         Administration and Construction

(A)	The Chief Compliance Officer or Compliance staff shall be responsible for the administration of this Code.

(B)	The duties of the Chief Compliance Officer or Compliance staff are as follows:

(1)	Continuous maintenance of current lists of the names of all Supervised Persons and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of an Adviser or of any company that controls the Adviser, and the date each such person became an Access Person;

(2)	On an annual basis, providing each Supervised Person of an Adviser with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining the certifications and reports required to be submitted by Access Persons under this Code and reviewing the reports submitted by Access Persons;

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by the Adviser on behalf of Clients;

(6)	Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 204A-1 and this Code; and

(7)	Conduct inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the applicable Adviser; and

(8)	Report a material violation of this Code as part of the Quarterly Compliance Report.

(C)	The Chief Compliance Officer or Compliance Staff shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of this Code and any other codes of ethics adopted pursuant to Rule 204A-1 by the Advisers for a period of five (5) years;

(2)	A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five

(5)	years following the end of the fiscal year of the Adviser, as applicable, in which the violation occurred;

(3)	A copy of each report made pursuant to this Code and any other code specified in XII(C)(1) above, by an Access Person or the Chief Compliance Officer or Compliance Staff, for a period of not less than five (5) years from the end of the fiscal year of the Adviser in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;

(4)	A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1, Rule 204A-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports; and

(5)	A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons or to make a permitted exception to any provision of this Code, for at least five (5) years after the end of the fiscal year in which such approval was granted.

This MFAM and Motley Fool Funds Trust Code was adopted on March 25, 2009.

This Code, as amended, was approved by the Board of Trustees of the Trust at a meeting held on January 30, 2012; September 15, 2015 (Joint Code with MFWM); December 7, 2016 (Joint Code). On December 23, 2016, the Trust ceased to exist and the Funds became part of the RBB Funds, Inc, a series trust.

This Code, as amended, was approved by MFAM on January 30, 2012, September 15, 2015 (Joint Code with MFWM), October 15, 2016 (Joint Code); August 2017 (remove Trust),

The MFWM Code was adopted July 2014

This Code, as amended, was approved by MFWM on December 2014, September 15, 2016 (Joint Code with MFAM and Trust), October 15, 2016 (Joint Code); August 2017 (remove Trust)